CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2020, relating to the financial statements and financial highlights of Victory US 500 Enhanced Volatility Wtd Index Fund and Victory Market Neutral Income Fund (the “Funds”), each a series of Victory Portfolios II, for the year ended June 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Ongoing Arrangements to Disclose Portfolio Holdings” in the Statement of Additional Information.

/s/Cohen & Company, Ltd

Cohen & Company, Ltd.

Cleveland, Ohio

October 28, 2020